Exhibit 99.1

Press Release	Source: Care Concepts I, Inc.

Care Concepts I, Inc. Enters into an Agreement to Acquire Internet Billing Company,``iBill'', from Penthouse International for $55 Million

Friday July 30, 10:24 am ET

POMPANO BEACH, Fla. & NEW YORK--(BUSINESS WIRE)--July 30, 2004--Care Concepts I, Inc. (AMEX:IBD - News), a media and marketing holding company, announced today it has entered into an agreement to acquire 100% of Media Billing, LLC and Internet Billing Company® (collectively "iBill") from Penthouse International (Pink Sheets:PHSL - News).

iBill provides online payment technologies enabling the purchase and sale of content and other downloadable services over the Internet. iBill was established in 1996 and has generated positive operating income since inception. iBill has maintained profit margins by focusing on adult entertainment content, the dominant paid content category for many years. Currently, approximately 78% of its revenues are from adult entertainment content. More recently, the company has focused on various growing Internet content categories such as online subscriptions, music, dating and video games and is implementing an expansion into categories like online travel and online auctions.

"With the acquisition of iBill providing added flexibility and synergy to our auction operations, we will continue to expand efficiencies between our radio and online auction site," said Gary Spaniak, Jr., Care Concept's president. "Similar to the combination of PayPal and eBay (Nasdaq:EBAY - News), the acquisition of iBill provides our auction operations with an exciting strategic solution to vertically integrate online payment services into an auction environment."

Additionally, iBill is increasingly being used by online consumers in other categories of Internet content that are experiencing significant growth, including downloadable music, dating/personals sites and multiplayer video games. These market categories are best known by companies such as - Match.com (Nasdaq:IACI - News), dieting - eDiets.com (Nasdaq:DIET - News) and Watchers International (NYSE:WTW - News), sporting - SportsLine.com (Nasdaq:SPLN - News), travel - Hotels.com (Nasdaq:IACI - News) and Rooms.com, and multiplayer games. "As Internet categories expand and new ones are created, we expect iBill's business in selling and managing online subscriptions to increase exponentially," Mrs. Beardsley continued.

"We anticipate this transaction to greatly benefit iBill and its existing valued clients. The full stock market listing enhances iBill's business strategy by offering greater access to the capital markets as we continue to grow with our clients," said Cathy Beardsley, senior vice president of iBill. "This transaction is a win-win for iBill and Care Concepts, and our respective customers."

iBill is a leading provider of CRM (Customer Relationship Management) financial applications which enables small and medium-sized businesses to easily secure, manage and share mission-critical financial information over the Internet. Through a registered iBill account, more than 27.0 million online consumers have used iBill to purchase restricted access to various online content and services. In 2003, iBill averaged 1.2 million transactions per month and completed approximately $330.00 million in gross transactions.

Penthouse International will receive for the sale of iBill, Care Concepts securities valued at approximately $55.0 million paid through the issuance of a newly authorized Series D convertible preferred stock and 3.89 million common shares of Care Concepts. As a result of the transaction,

Penthouse will initially own 19.9% of Care Concepts. The percentage of the fully-diluted Care Concepts common shares into which the Series D preferred stock may be converted will depend upon the EBITDA of the iBill subsidiary in fiscal 2004 or 2005, and the maximum number of Care Concepts common shares issued and issuable to Penthouse in the transaction will not exceed 49.9% of the fully-diluted Care Concepts common stock. The day-to-day operations of iBill will be continued by its current management.

The closing of this transaction is subject to standard closing conditions as well as the approval of the American Stock Exchange (AMEX) which has preliminarily advised Care Concepts that to maintain its listing on the AMEX it will be required to satisfy criteria for an initial listing on the AMEX giving effect to the acquisition. Shareholders approval will also be required for all share issuances of Care Concepts in excess of 19.9%.

About Internet Billing Company

Internet Billing Company (iBill) sells access to online services and other downloadable products (music, games, videos, personals, etc.) to consumers through proprietary web-based payment applications. The iBill online payments systems manage transaction authorization on the global financial networks such as Visa® and MasterCard® and simultaneously provide password management controls for the life of the subscribing consumer. On-demand CRM (Customer Relationship Management) applications are provided to registered independent merchants, typically small and medium sized businesses seeking a cost effective technology platform to outsource non-core banking and finance functions. Since 1996, iBill has established a trusted brand with consumers and online businesses with 27 million customers in 38 countries.

For more information about iBill, visit http://www.iBill.com.

About Care Concepts I, Inc.

Care Concepts I, Inc., (AMEX:IBD - News) is a media and marketing holding company with assets including: Foster Sports, Inc., a sports-oriented, multi-media company that produces sports radio talk shows; and iBidUSA.com, a popular website which showcases products and services in an auction format starting with an opening bid of about 30% percent of the retail value. Care Concepts I, Inc., actively and regularly pursues additional acquisition opportunities to enhance its portfolio holdings.

Forward-Looking Statements:

Statements about the Company's future expectations, including future revenues and earnings and all other statements in this press release, other than historical facts are "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as the term is defined in the Private Litigation Reform Act of 1995. The Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances. Should events occur which materially affect any comment made within this press release; the Company will appropriately inform the public.

Contact:

     For Care Concepts I, Inc., Pompano Beach

     Wolfe Axelrod Weinberger Assoc. LLC

     Stephen D. Axelrod/Andria Arena, 212/370-4500

     steve@wolfeaxelrod.com

     or

     For Penthouse International

     Creaxion(R)

     Mark Pettit, 404/495-4425 or 404/386-4364 (mobile)

     mark@creaxion.com

     or

     Investor Relations Contact:

     Investor Relations Services, Inc., New Smyrna Beach, Fla.

     Thomas Biggs, 386/409-0200

Source: Care Concepts I, Inc.